EXHIBIT 11.A
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PAN AM CORPORATION AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON SHARE

FOR THE THREE MONTHS ENDED SEPTEMBER 30,

                                                  1997                            1996
                                      ---------------------------      --------------------------
                                                         FULLY                            FULLY
                                        PRIMARY         DILUTED          PRIMARY         DILUTED
                                     -----------       ----------      ----------       ---------
Weighted average number of
      common shares outstanding       11,826,689       11,826,689       7,823,615       7,823,615

Additional shares due to:

      Series A preferred stock                 0                0               0               0

      Series B preferred stock                 0                0               0               0

                                    ------------     ------------     -----------     -----------

Total equivalent shares               11,826,689       11,826,689       7,823,615       7,823,615
                                    ============     ============     ===========     ===========


Earnings per share:

Net loss                            $(21,077,338)    $(21,077,338)    $(8,706,715)    $(8,706,715)

Less:  Preferred stock dividends        (621,493)        (621,493)              0               0
                                    ------------     ------------     -----------     -----------

Adjusted net loss                   $(21,698,832)    $(21,698,832)    $(8,706,715)    $(8,706,715)
                                    ============     ============     ===========     ===========


Earnings per common share           $      (1.83)    $      (1.83)    $     (1.11)    $     (1.11)
                                    ============     ============     ===========     ===========
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